                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          SPECTRA-PHYSICS LASERS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Acts Rule 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:

        ------------------------------------------------------------------------

     (2)  Form, schedule or registration statement no.:

        ------------------------------------------------------------------------

     (3)  Filing party:

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     (4)  Date filed:

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

                                      LOGO
                           -------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 4, 1999
                           -------------------------

TO THE STOCKHOLDERS OF SPECTRA-PHYSICS LASERS, INC.:

     NOTICE IS HEREBY GIVEN that the 1999 Annual Meeting of the Stockholders of SPECTRA-PHYSICS LASERS, INC. will be held at the offices of Spectra-Physics Lasers, Inc., 1335 Terra Bella Avenue, Building 7, Mountain View, California 94043 on Tuesday, May 4, 1999, at 1:30 p.m., local time, for the purpose of:

     (1) electing five directors; and

     (2) transacting such other business as may properly come before the meeting.

     The Board of Directors has fixed the close of business on March 9, 1999 as the record date for determining the stockholders of the Company entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. Only holders of stock of the Company of record on that date are entitled to notice of and to vote at the Annual Meeting and any adjournments. A list of stockholders will be available at the time and place of the meeting, and during the 10 days prior to the meeting, at the office of the Secretary, Thomas J. Scannell, at Spectra-Physics Lasers, Inc., 1335 Terra Bella Avenue, Building 7, Mountain View, California 94043.

     It is important that your shares be represented at the meeting regardless of the number of shares that you own. Please complete and sign the enclosed proxy card, which is being solicited by the Board of Directors of the Company, and return it in the enclosed postage pre-paid envelope as soon as you can, whether or not you expect to attend the Annual Meeting in person.

     A proxy statement for your additional information is attached to this notice.

     You are cordially invited to attend the Annual Meeting.

                                     LOGO Respectfully,
                                          PATRICK L. EDSELL
                                          Chairman, President and
                                          Chief Executive Officer

March 24, 1999

                          SPECTRA-PHYSICS LASERS, INC.
                      1335 TERRA BELLA AVENUE, BUILDING 7
                        MOUNTAIN VIEW, CALIFORNIA 94043
                           -------------------------

                                PROXY STATEMENT
                           -------------------------

GENERAL INFORMATION

     This proxy statement is furnished by the Board of Directors of Spectra-Physics Lasers, Inc. (the "Company") in connection with its solicitation of proxies for use at the Annual Meeting of Stockholders to be held May 4, 1999 and at any adjournments thereof. The Company's annual report to stockholders on Form 10-K, including financial statements, accompanies this notice and proxy statement, but is not incorporated as part of the proxy statement and is not to be regarded as part of the proxy solicitation material. The proxy and this proxy statement are being mailed to stockholders on or about March 24, 1999.

     Proxies are solicited by the Board of Directors of the Company in order to provide every stockholder an opportunity to vote on all matters scheduled to come before the meeting, whether or not he or she attends the meeting in person. When the enclosed proxy card is returned properly signed, the shares represented thereby will be voted by the proxy holders named on the proxy card in accordance with the stockholder's directions. You are urged to specify your choices by marking the appropriate boxes on the enclosed proxy card. If the proxy is signed and returned without specifying choices, the shares will be voted as recommended by the Board of Directors.

     Solicitation of proxies is made on behalf of the Board of Directors of the Company, and the cost of preparing, assembling, and mailing the notice of Annual Meeting, proxy statement, and form of proxy will be borne by the Company. In addition to the use of the mail, proxies may be solicited by directors, officers and regular employees of the Company, without additional compensation, in person or by telephone or other electronic means. The Company will reimburse brokerage houses and other nominees for their expenses in forwarding proxy material to beneficial owners of the Company's stock.

REVOCABILITY OF PROXY

     Execution of the enclosed proxy will not affect your right to attend the Annual Meeting and vote in person. If you do attend, you may, if you wish, vote by ballot at the meeting, thereby effectively canceling any proxies previously given. In addition, a stockholder giving a proxy may revoke it at any time before it is voted at the meeting by filing with the Secretary of the Company any instrument revoking it, or by filing with the Company a duly executed proxy bearing a later date.

VOTING AT THE ANNUAL MEETING

     Only the holders of shares of Common Stock, par value $.01 per share (the "Common Stock") of the Company of record at the close of business on March 9, 1999 are entitled to receive notice of, and to vote at, the Annual Meeting. Each holder of Common Stock entitled to vote will have the right to one vote for each share held on all matters to come before the meeting. On that date, there were 16,168,043 shares of Common Stock issued and outstanding. The holders of a majority of the shares of Common Stock entitled to vote must be present in person or by proxy at the Annual Meeting to constitute a quorum for the purpose of transacting business at the meeting.

Except for the election of directors, the affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy at the meeting and entitled to vote on a proposal is required to ratify and approve the proposal. Abstentions are counted in tabulations of the votes cast by stockholders on the proposals and will have the effect of a negative vote. Broker non-votes will not be counted for purposes of determining whether any proposal has been approved. Directors are elected by a plurality of the votes present or represented by proxy at the meeting and entitled to vote on the election of directors. Because directors are elected by a plurality of votes, abstentions and broker non-votes will not have an impact on their election.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of February 4, 1999, certain information regarding the beneficial ownership of Common Stock of the Company, including shares of Common Stock as to which a right to acquire ownership within 60 days exists, of each director, each nominee for director, each executive officer named in the Summary Compensation Table, of all the directors, nominees for director and executive officers of the Company as a group, and of each person known to the Company to have been the beneficial owner of more than 5% of the outstanding Common Stock.

                                                           AGGREGATE NUMBER
                                                              OF SHARES
                                      TITLE OF               BENEFICIALLY
  NAME OF BENEFICIAL OWNER        BENEFICIAL OWNER             OWNED(1)        PERCENT
  ------------------------    -------------------------    ----------------    -------
Patrick L. Edsell(2)........  Chairman, President and
                              Chief Executive Officer             15,250         *
Leif A. Alexandersson(2)....  Vice President                       5,000         *
George M. Balogh(2).........  Vice President/General
                              Manager                              1,300         *
Shinan S. Sheng(2)..........  Vice President/General
                              Manager                             10,000         *
Charles E. Chandler(2)......  Vice President/General
                              Manager                                 --         *
Lawrence C. Karlson(3)......  Director                            45,780         *
Lennart F. Rappe(4).........  Director                             1,250         *
Lars Spongberg(4)...........  Director, Vice Chairman
                              of the Board of Directors               --         *
Thomas T. van Overbeek(3)...  Director                                --         *
Earl R. Lewis...............  Nominee for Director                    --         *
Denis A. Helm...............  Nominee for Director                    --         *
Polyvios C. Vintiadis.......  Nominee for Director                    --         *
All directors, nominees for
  director and executive
  officers as a group (16
  persons)..................                                     315,157          1.9%

                                                           AGGREGATE NUMBER
                                                              OF SHARES
                                      TITLE OF               BENEFICIALLY
  NAME OF BENEFICIAL OWNER        BENEFICIAL OWNER             OWNED(1)        PERCENT
  ------------------------    -------------------------    ----------------    -------
Spectra-Physics AB
  Sturegaten 32, 4th Floor
  Stockholm, Sweden.........                                  13,000,000         80.4%
Franklin Resources, Inc.
  777 Mariners Island
  Boulevard San Mateo,
  California(5).............                                   1,281,640          7.9%

-------------------------
*   Less than 1%.

1. Based on information furnished to the Company by the respective stockholders. Except as indicated below, the Company is informed that the beneficial owners have sole voting and investment power over the shares shown opposite their names. Unless otherwise indicated, the address of each beneficial owner is Spectra-Physics Lasers, Inc., 1335 Terra Bella Avenue, Building 7, Mountain View, CA 94043.

2. Pursuant to the 1997 Spectra-Physics Lasers, Inc. Stock Option Plan (the "1997 Stock Option Plan") adopted by the Company in 1997, Mr. Edsell received options to acquire 473,100 shares of Common Stock and Messrs. Alexandersson, Balogh, Sheng and Chandler each received options to acquire 141,930 shares of Common Stock. These options vested 25% on December 11, 1998, and 6.25% on March 11, 1999. These options will continue to vest 6.25% at the end of each three-month period thereafter. All of these options have limitations on exercise, none are currently exercisable, and none are included in the information set forth in the table above.

3. Pursuant to the 1997 Stock Option Plan adopted by the Company in 1997, Messrs. Karlson and van Overbeek each received options, with limitations on exercise, to acquire 15,000 shares of Common Stock. These options vested 25% on December 11, 1998, and 6.25% on March 11, 1999. With respect to Mr. Karlson, these options will continue to vest 6.25% at the end of each three-month period thereafter. With respect to Mr. van Overbeek, the options will cease to vest upon his retirement from the board of directors. All of these options have limitations on exercise, none are currently exercisable, and none are included in the information set forth in the table above.

4. Messrs. Rappe and Spongberg disclaim beneficial ownership relating to the shares of Common Stock beneficially held by Spectra-Physics AB.

5. Franklin Resources, Inc. reported that these securities are beneficially owned by one or more open or closed-end investment companies or other managed accounts which are advised by direct or indirect investment advisory subsidiaries (the "Advisory Subsidiaries") of Franklin Resources, Inc. These advisory contracts grant to such Advisory Subsidiaries all investment and voting power over the securities owned by such advisory clients. One such investment advisor, Franklin Advisers, Inc., reports sole voting and dispositive power with respect to 1,224,000 shares of Common Stock.

                        CHANGES IN CONTROL OF REGISTRANT

     Spectra-Physics Holdings USA, Inc. ("Holdings") owns 80.4% of the Company's outstanding Common Stock. Holdings is a wholly owned subsidiary of Spectra-Physics AB, a multinational corporation based in Sweden. On February 22, 1999, shareholders of Spectra-Physics AB holding approximately 98.4% of the outstanding shares of Spectra-Physics AB tendered their shares to Thermo Instrument Systems Inc. ("TIS"), which shares were thereafter accepted by TIS for $355 million. Accordingly, TIS now indirectly owns 79.1% of the Company's outstanding Common Stock.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     The Company's Board of Directors consists of five directors each serving annual terms. It is proposed that five (5) directors be elected to hold office until the next annual meeting of stockholders and until their successors have been elected and qualified. Unless otherwise specified by the stockholders, it is intended that the shares represented by proxies will be voted for the five nominees for director listed below. Two of the five nominees for election to the Board of Directors are presently serving as directors of the Company. Mr. Lennart F. Rappe, who has been a director since 1995, Mr. Lars Spongberg, who has been a director since 1997, and Mr. Thomas T. van Overbeek, who has been a director since 1998, have decided to retire from the Board of Directors at the time of the meeting and therefore will not stand for re-election. The Company represents that none of Mr. Rappe, Mr. Spongberg and Mr. van Overbeek retired as a result of any disagreement with management in connection with the management of the Company's affairs. Each nominee for director has consented to his nomination and, so far as the Board of Directors and management are aware, will serve as a director if elected. However, if any of the nominees should become unavailable prior to the election, the shares represented by proxies may be voted for the election of such other persons as the Board of Directors may recommend, unless the Board of Directors chooses to reduce the number of directors to be elected. There is no family relationship between any of the directors or nominees. There is no arrangement or understanding between any director or nominee for director and any other person(s) pursuant to which he was or is to be selected as a director or nominee.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES SET FORTH IN THIS PROPOSAL. PROXIES WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE ON THEIR PROXY CARDS. THE FIVE NOMINEES RECEIVING THE HIGHEST NUMBER OF AFFIRMATIVE VOTES OF THE SHARES OF COMMON STOCK PRESENT OR REPRESENTED AND ENTITLED TO BE VOTED SHALL BE ELECTED AS DIRECTORS.

PATRICK L. EDSELL                  Age 50                            Director
since 1997

     Patrick L. Edsell has been Chairman, Chief Executive Officer and President of Spectra-Physics Lasers, Inc. since the reorganization (the "Reorganization") of the Spectra-Physics Lasers and Optics Group (the "Lasers and Optics Group") in October 1997. Prior to that, he served as the President of the Lasers and Optics Group since September 1990. From October 1986 until September 1990, Mr. Edsell was Vice President, Finance and Chief Financial Officer of Spectra-Physics AB and its predecessor

Pharos AB. He is a member of the board of directors of FLIR Systems, Inc., a thermal imaging company.

DENIS A. HELM                     Age 60

     Denis A. Helm currently serves as Executive Vice President of TIS. Prior to that, Mr. Helm served as Senior Vice President of TIS and President of Thermo Environmental Instruments Inc. Mr. Helm is the chairman of the board of directors of Metrika Systems Corp.

LAWRENCE C. KARLSON              Age 55                            Director
since 1997

     Lawrence C. Karlson has been a director of the Company since October 1997. Since 1990, he has been a private investor in and an advisor to a number of businesses. He is a member of the board of directors of AmeriSource Health Corporation, of which he is the non-executive chairman, CDI Corporation, and Vlasic Foods International, Inc., each of which is a public corporation. He is also a member of the board of directors of several private companies.

EARL R. LEWIS                    Age 55

     Earl R. Lewis currently serves as President and Chief Executive Officer and member of the board of directors of TIS. He was appointed Vice President of TIS in 1992, Chief Operating Officer of TIS in 1996, President of TIS in 1997 and Chief Executive Officer of TIS in 1998. Mr. Lewis has been director of TIS since 1998. Mr. Lewis has been the Chief Operating Officer, Measurement and Detection, of Thermo Electron Corporation since 1998. Prior to his appointment as Chief Operating Officer, Mr. Lewis served as Senior Vice President of Thermo Electron Corporation from June 1998 through September 1998 and Vice President of Thermo Electron Corporation from September 1996 through June 1998. From 1995 until 1998, Mr. Lewis served as Chief Executive Officer and President of Thermo Optek Corporation. Mr. Lewis served as President of Thermo Jarell Ash Corporation, now part of Thermo Optek Corporation, from 1988 until 1995. Currently, he is the chairman of the board of directors of ThermoSpectra Corporation, Thermo BioAnalysis Corporation, Thermo Vision Corporation, Thermo Optek Corporation, ThermoQuest Corporation and ONIX Systems, Inc. He is also a member of the board of directors of Metrika Systems Corp. and SpectRx, Inc.

POLYVIOS C. VINTIADIS             Age 63

     Polyvios C. Vintiadis has been the Chairman and Chief Executive Officer of Towermarc Corporation ("Towermarc"), a full service real estate development company, since 1984. Prior to joining Towermarc, Mr. Vintiadis was a principal of Morgens, Waterfall & Vintiadis, a financial services firm based in New York, with whom he remains associated. Mr. Vintiadis is a member of the board of directors of TIS, Thermo TerraTech, Inc. and The Randers Killam Group Inc.

BOARD OF DIRECTORS

     The Board of Directors of the Company held five meetings during 1998. Each of the incumbent directors attended 75% or more of the meetings of the Board of Directors held during the period in which such director was a member of the Board of Directors.

COMMITTEES OF THE BOARD OF DIRECTORS

     The standing committees of the Board of Directors are the Compensation and Audit Committees.

     The Compensation Committee reviews and recommends actions to the Board of Directors on such matters as salary and other compensation of officers and the administration of certain benefit plans. The Compensation Committee also has the authority to administer, grant and award stock and stock options under the Company's incentive equity plans. The Compensation Committee was formed in January 1998. It held four meetings during fiscal year 1998. During the fiscal year 1998, Mr. Spongberg served as the Chairman of the Compensation Committee and Mr. van Overbeek and Mr. Karlson served as members of the Compensation Committee. Mr. Karlson was first appointed to the Compensation Committee at the December 1998 meeting of the Board of Directors. Upon election to the Company's Board of Directors, the Company expects Mr. Vintiadis to be appointed to the Compensation Committee and Mr. Lewis to be appointed Chairman of the Compensation Committee.

     The Audit Committee meets with management and the Company's independent auditors to consider the adequacy of the Company's internal controls and other financial reporting matters. The Audit Committee recommends to the Board of Directors the engagement of the Company's independent auditors, discusses with the independent auditors their audit procedures, including the proposed scope of their audit, the audit results and the accompanying management letters and, in connection with determining their independence, reviews the services performed by the independent auditors. The Audit Committee was formed in January 1998. It held five meetings during fiscal year 1998. During fiscal year 1998, Mr. Rappe served as Chairman of the Audit Committee and Messrs. Karlson and van Overbeek were members of the Audit Committee. Upon election to the Company's Board of Directors, the Company expects Mr. Vintiadis to be appointed to the Audit Committee and Mr. Helm to be appointed Chairman of the Audit Committee.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     EXECUTIVE COMPENSATION PROGRAM. The role of the compensation committee of the Board of Directors (the "Committee") is to recommend, establish, oversee and direct the Company's executive compensation policies and programs and to recommend to the Board of Directors compensation for executive officers. In carrying out this role, we believe it is important to align executive compensation with Company values and objectives, business strategies, management initiatives, business financial performance and enhanced stockholder value.

     The following is a summary of policies which the Board of Directors analyzed in determining the compensation for the officers of the Company. The Committee intends to follow the same general policies in determining the compensation for the officers of the Company in 1999, but may, in its discretion, alter such policies to take into consideration the applicable circumstances at the time.

     COMPENSATION PHILOSOPHY. The Committee intends to apply a consistent philosophy to compensation for all employees, including executive officers, which is based on the premise that the achievements of the Company result from the coordinated efforts of all individuals working toward common objectives. The Company strives to achieve those objectives through teamwork focused on meeting the expectations of customers and stockholders.

     Under the supervision of the Board, the Company has developed a compensation policy that is designed to:

     1.  Attract and retain qualified senior executives;

     2. Reward executives for actions that result in the long-term enhancement of stockholder value; and

     3. Reward results with respect to the financial and operational goals of the Company.

     The guiding principle of the Committee is to establish a compensation program that aligns executive compensation with the Company's objectives and business strategies as well as with operational and financial performance. Accordingly, each executive officer's compensation package is comprised of three elements: (a) base salary which reflects an individual's responsibilities, performance and expertise and is designed to be competitive with salary levels in effect at high technology companies of the same size; (b) annual cash bonuses tied to the Company's achievement of specified goals and (c) incentive stock options which strengthen the alignment of interests between the executive officers and the Company's stockholders.

     FACTORS. The principal factors that were considered in establishing the components of each executive officer's compensation package for 1998 are summarized below. In its discretion, the Committee may apply different factors in future years.

          BASE SALARY. The Company establishes salaries for the Chief Executive Officer and other officers on the basis of personal performance and by considering salaries of officers of comparably sized high technology companies according to data obtained from executive compensation consultants and from other independent outside sources. The Committee has reviewed the base salaries of the executive officers for 1998 and is of the opinion that such salaries are not unreasonable in view of those paid by comparable high-technology companies.

          ANNUAL CASH BONUSES. The Chief Executive Officer can earn up to 100% of his base salary and each of the other executive officers can earn up to 50% of his base salary based on the achievement by the Company of certain financial and operational performance goals established for each fiscal year.

          INCENTIVE STOCK OPTIONS. The Company grants stock options to provide long-term incentives for the executive officers. The option grants under the 1997 Stock Option Plan are designed to align the interests of the executive officers with those of the stockholders and to provide each individual with a significant incentive to manage the Company from the perspective of an owner and to remain employed by the Company. The number of shares subject to each option grant is based on the officer's level of responsibility and relative position within the Company as well as a review of grants to similar executives in similar positions in comparable companies. The Committee reviewed the stock options awarded to the executive officers in 1997 and is of the opinion that the option awards are reasonable in view of each officer's level of responsibility and relative position with the Company. The Committee is also of the opinion that the awards are in line with those generally granted to executive officers in similar positions in comparable high-technology companies. Accordingly, the

     Company did not grant options to the Chief Executive Officer or the four other most highly compensated officers of the Company in 1998.

     DEDUCTIBILITY OF COMPENSATION. Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the deductibility of compensation paid to certain executive officers of public companies, unless the compensation meets certain requirements for "performance-based" compensation. The Compensation Committee believes that all of the compensation awarded to the Company's executive officers will be fully deductible in accordance with these rules.

                                          COMPENSATION COMMITTEE

                                          Lars Spongberg, Chairman
                                          Thomas T. van Overbeek
                                          Lawrence C. Karlson

COMPENSATION OF DIRECTORS

     Directors not affiliated with the Company or Spectra-Physics AB receive an annual fee of $10,000 for serving on the Board of Directors, a fee of $1,000 for attending each Board of Directors meeting and a fee of $500 for attending each committee meeting not held on the same day as a Board meeting. Directors not affiliated with the Company or Spectra-Physics AB are reimbursed for expenses incurred in connection with attendance at meetings of the Board of Directors or committees thereof. No officer of the Company receives any additional compensation for serving as a member of the Board of Directors or any of its committees.

     Under the 1997 Stock Option Plan, each director not affiliated with the Company or Spectra-Physics AB received, on the date on which the Company's initial public offering was consummated, an initial option grant to purchase 15,000 shares of Common Stock and any director not affiliated with the Company or Spectra-Physics AB first becoming a director after the Company's initial public offering received or will receive an initial option grant to purchase 15,000 shares of Common Stock upon his or her election to the Board of Directors. Additionally, each director not affiliated with the Company or Spectra Physics AB receives an annual option grant to purchase 5,000 shares of Common Stock. Options granted to such non-affiliated directors have an exercise price equal to the fair market value of the Common Stock on the date of grant.

     During fiscal year 1998, the Company granted options to Mr. van Overbeek under the 1997 Stock Option Plan to purchase 15,000 shares of Common Stock at $12.81 per share. These options vested 25% on December 11, 1998, and 6.25% on March 11, 1999. These options will cease to vest upon Mr. van Overbeek's retirement from the board of directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of the Compensation Committee is a former or current officer or employee of the Company or any of its subsidiaries. To the Company's knowledge, there were no other relationships involving members of the Compensation Committee requiring disclosure in this section of this Proxy Statement.

                                   MANAGEMENT

OFFICERS AND KEY EMPLOYEES

     The following table sets forth certain information concerning certain officers and key employees of the Company.

NAME                                 AGE                 POSITION
----                                 ---    -----------------------------------
Patrick L. Edsell..................  50     Chairman, President and Chief
                                            Executive Officer of
                                            Spectra-Physics Lasers, Inc.
Leif A. Alexandersson..............  46     Vice President, Distribution of
                                            Spectra-Physics Lasers, Inc.
George M. Balogh...................  47     Vice President and General Manager,
                                            Commercial Systems Group of
                                            Spectra-Physics Lasers, Inc.
Charles E. Chandler................  45     Vice President and General Manager,
                                            OEM Business Unit of
                                            Spectra-Physics Lasers, Inc.
Ken E. Johnson.....................  40     Vice President, Human Resources of
                                            Spectra-Physics Lasers, Inc.
Thomas J. Scannell.................  48     Vice President, Finance, Secretary
                                            and Treasurer of Spectra-Physics
                                            Lasers, Inc.
Shinan S. Sheng....................  48     Vice President and General Manager,
                                            Industrial and Scientific Lasers
                                            Business Unit of Spectra-Physics
                                            Lasers, Inc.
Mark S. Sobey......................  39     President of Spectra-Physics Laser
                                            Data Systems, Inc.
John M. Tracy......................  55     President of Opto Power Corporation

     Patrick L. Edsell has been Chairman, Chief Executive Officer and President of Spectra-Physics Lasers, Inc. since the Reorganization. Prior to the Reorganization, he served as the President of the Lasers and Optics Group since September 1990. From October 1989 until September 1990, Mr. Edsell was Vice President, Finance and Chief Financial Officer of Spectra-Physics AB and its predecessor Pharos AB. He is a member of the board of directors of FLIR Systems, Inc., a thermal imaging company.

     Leif A. Alexandersson has been Vice President, Distribution of Spectra-Physics Lasers, Inc. since the Reorganization. Prior to the Reorganization, Mr. Alexandersson served as Vice President, Distribution of the Lasers and Optics Group since March 1993. He joined the Lasers and Optics Group in March 1992 as Vice President for European Distribution. Mr. Alexandersson was President of Geotronics of North America, a construction instruments company and an affiliate of Spectra-Physics AB, from 1988 to 1992.

     George M. Balogh has been Vice President and General Manager of the Commercial Systems Group of Spectra-Physics Lasers, Inc. since the Reorganization. Prior to the Reorganization, Mr. Balogh served as Vice President and General Manager of the

Commercial Systems Group for the Lasers and Optics Group since June 1991. He joined the Lasers and Optics Group in 1988 as Operations Manager.

     Charles E. Chandler has been Vice President and General Manager of the OEM Business Unit of Spectra-Physics Lasers, Inc. since the Reorganization. Prior to the Reorganization, Mr. Chandler served as Vice President and General Manager of the OEM Business Unit for the Lasers and Optics Group since January 1996. He joined the Lasers and Optics Group in July 1988 as Manufacturing Manager and served as OEM Engineering Manager for the three years prior to October 1995.

     Ken E. Johnson has been Vice President, Human Resources for Spectra-Physics Lasers, Inc. since the Reorganization. Prior to the Reorganization, he served as the Vice President, Human Resources of the Lasers and Optics Group since September 1995. He joined the Lasers and Optics Group in July 1989 and served as Senior Human Resources Representative, Manager, Compensation and Benefits and Human Resources Manager prior to 1995.

     Thomas J. Scannell has been Vice President, Finance, Secretary and Treasurer of Spectra-Physics Lasers, Inc. since the Reorganization. Prior to the Reorganization, Mr. Scannell served as the Vice President, Finance of the Lasers and Optics Group since August 1996. From 1990 to 1996, he was a Division Controller and Assistant Corporate Controller at Raychem Inc., a materials science company.

     Shinan S. Sheng has been Vice President and General Manager of the Industrial and Scientific Lasers Business Unit of Spectra-Physics Lasers, Inc. since the Reorganization. Prior to the Reorganization, Dr. Sheng served as Vice President and General Manager of the Industrial and Scientific Laser Business Unit of the Lasers and Optics Group since April 1995. He joined the Lasers and Optics Group in 1979 and advanced from laser physicist through a number of management positions to his current position.

     Mark S. Sobey is President of Spectra-Physics Laser Data Systems, Inc., a subsidiary of the Company ("Laser Data"). Dr. Sobey has held this position since Laser Data was founded in January 1996. He joined the Lasers and Optics Group in 1985 and advanced from salesman in the United Kingdom through several management positions to his current position.

     John M. Tracy is President of Opto Power Corporation, a subsidiary of the Company ("Opto Power"). Dr. Tracy joined the Lasers and Optics Group in September 1992 as the result of the acquisition of the Advanced Optoelectronics business unit of Applied Solar Energy Corporation. Opto Power was formed in September 1992, immediately after the acquisition. Dr. Tracy was Vice President and General Manager of Advanced Optoelectronics from 1985 to 1992.

SUMMARY COMPENSATION OF NAMED EXECUTIVE OFFICERS

     The following table sets forth, for the years ended December 31, 1998, 1997 and 1996 certain information regarding the cash compensation paid by the Company, as well as certain other compensation paid or accrued for such fiscal years, to the Company's Chief

Executive Officer and each of the four other most highly compensated officers of the Company (the "named executive officers"):

                           SUMMARY COMPENSATION TABLE

                                             ANNUAL COMPENSATION
                                             --------------------     ALL OTHER
NAME AND PRINCIPAL POSITION          YEAR     SALARY     BONUS(1)    COMPENSATION
---------------------------          ----    --------    --------    ------------
Patrick L. Edsell..................  1998    $300,000          --      $ 65,838(2)(3)
Chairman, President and              1997     250,016    $177,600       257,762(2)(3)
Chief Executive Officer              1996     234,500      80,000        44,819(2)(3)
Leif A. Alexandersson..............  1998     201,118      20,500        22,388(4)
Vice President                       1997     192,900      54,256        54,222(4)
                                     1996     185,285      75,982         4,584(4)
Shinan S. Sheng....................  1998     183,311      23,750        19,222(5)
Vice President/General Manager       1997     167,325      45,106        47,229(5)
                                     1996     154,627      62,952         3,732(5)
George M. Balogh...................  1998     174,944      18,000        27,443(6)
Vice President/General Manager       1997     167,325      43,025        55,489(6)
                                     1996     154,739      62,952        12,139(6)
Charles E. Chandler................  1998     159,124      16,500        16,612(7)
Vice President/General Manager       1997     145,972      38,087        40,775(7)
                                     1996     134,435      53,488         3,090(7)

-------------------------

1. Cash bonuses earned in 1998, 1997 and 1996, respectively, but paid in 1999, 1998 and 1997, respectively.

2. Mr. Edsell receives personal benefits in the form of additional payments for certain medical, dental, disability and life insurance premiums. The aggregate amount of such personal benefits, however, does not exceed the lesser of $50,000 or 10% of the total of the annual salary and bonuses reported for Mr. Edsell.

3. "All Other Compensation" for Mr. Edsell includes the following: (i) a $25,000 annual payment in each of 1997 and 1996 for serving as a member of the Board of Directors of the Company, which was awarded in lieu of additional salary,
   (ii) $6,357, $5,812 and $5,105 in 401(k) matching contributions made by the Company in 1998, 1997 and 1996, respectively, (iii) $23,256, $12,214 and
   $12,214 in annual payments for a Company-purchased automobile in each of 1998, 1997 and 1996, respectively, (iv) $1,850, $1,850 and $2,500 for preparation of federal and state income tax returns in 1998, 1997 and 1996, respectively, (v) a $103,125 bonus based on Company operating results and completion of an initial public offering in 1997, (vi) $109,761 realized upon the exercise of Spectra-Physics AB phantom stock options in 1997 and (vii) a $34,375 stay-on bonus was paid in 1998.

4. "All Other Compensation" for Mr. Alexandersson includes the following: (i) $6,138, $5,472 and $4,584 in 401(k) matching contributions made by the Company in 1998, 1997 and 1996, respectively, (ii) a $48,750 bonus based on Company operating results and completion of an initial public offering in 1997 and (iii) a $16,250 stay-on bonus was paid in 1998.

5. "All Other Compensation" for Mr. Sheng includes the following: (i) $5,054, $4,724 and $3,732 in 401(k) matching contributions made by the Company in 1998, 1997 and 1996, respectively, (ii) a $42,505 bonus based on Company operating results and completion of an initial public offering in 1997 and
   (iii) a $14,168 stay-on bonus was paid in 1998.

6. "All Other Compensation" for Mr. Balogh includes the following: (i) $5,447, $4,724 and $3,519 in 401(k) matching contributions made by the Company in 1998, 1997 and 1996, respectively, (ii) a $42,505 bonus based on Company operating results and completion of an initial public offering in 1997, (iii) loan forgiveness of $7,828, $8,260 and $8,620 for 1998, 1997 and 1996,
   respectively, and (iv) a $14,168 stay-on bonus was paid in 1998.

7. "All Other Compensation" for Mr. Chandler includes the following: (i) $4,111, $3,273 and $3,090 in 401(k) matching contributions made by the Company in 1998, 1997 and 1996, respectively, (ii) a $37,502 bonus based on Company operating results and completion of an initial public offering in 1997 and
   (iii) a $12,501 stay-on bonus was paid in 1998.

STOCK OPTIONS

OPTION GRANTS IN 1998

     There were no options granted by the Company to the named executive officers in 1998.

OTHER FORMS OF COMPENSATION

EMPLOYMENT CONTRACTS

     The Company is a party to an employment agreement with Patrick L. Edsell dated January 1, 1998 that provides for the full-time employment of Mr. Edsell as the Company's President and Chief Executive Officer. The agreement had an initial term of one year and provides for continuing automatic one-year extensions until the agreement is terminated by either the Company or Mr. Edsell. Mr. Edsell's agreement provides for an annual salary of $300,000, or such greater amount as may be approved by the Company's Board of Directors, as well as other benefits. Mr. Edsell is eligible to receive a cash bonus award based upon the extent to which the Company attains all or portions of certain goals established by the Board of Directors prior to each calendar year. A non-competition provision requires, from the date of the agreement until the expiration of an eighteen month period following the date of which Mr. Edsell's term of employment terminates, that Mr. Edsell not engage (as a stockholder, with some exceptions, or as an officer, director, employee or otherwise) in any business that competes directly or indirectly with the Company. The Company may terminate Mr. Edsell's employment at any time with or without cause or upon the death or disability of Mr. Edsell. If Mr. Edsell's employment is terminated by the Company without cause, the agreement requires the Company to pay to Mr.
Edsell: (i) an amount equal to the monthly salary he would have received had he remained an employee for eighteen additional months, (ii) a cash bonus award equal to one and a half times the cash bonus Mr. Edsell would have received had he remained an employee of the Company and the Company had performed at plan, and (iii) an out placement benefit not to exceed $30,000; provided, however, that Mr. Edsell has the option of accepting the amounts due under (i) and (ii) in a lump sum payment. If Mr. Edsell elects to receive the payments in eighteen monthly installments, he is entitled to participate, at the Company's expense and during those eighteen months, in any health and welfare benefits that he was entitled to participate in prior to termination.

1997 SPECTRA-PHYSICS LASERS, INC. STOCK OPTION PLAN

     In connection with its initial public offering in 1997, the Company adopted the 1997 Spectra-Physics Lasers, Inc. Stock Option Plan which provides for the granting of non-qualified stock options ("Options") to certain officers, key employees and non-employee directors of the Company. The 1997 Stock Option Plan is administered by the Compensation Committee. The aggregate maximum number of shares of Common Stock available for awards under the 1997 Stock Option Plan is 2,309,721 shares, subject to adjustment to reflect changes in the Company's capitalization. No awards can be made under the 1997 Stock Option Plan more than 10 years after the date it was adopted.

     The exercise price of the Options are determined by the Compensation Committee in its discretion, provided that the exercise price must be at least 100% of the fair market value of a share of Common Stock on the date the Option is granted. An Option's term shall not exceed ten years from the date of grant. No Option may be exercised sooner than six months from the date of grant.

     Concurrent with the Company's initial public offering, the Company granted options to certain officers, directors and employees of the Company to purchase an aggregate of 2,087,145 shares of the Common Stock under the 1997 Stock Option Plan at the initial public offering price of $10.00 per share. Mr. Edsell was granted options to purchase 473,100 shares, and Messrs. Alexandersson, Balogh, Sheng and Chandler were each granted options to purchase 141,930 shares. These options vested 25% upon the first anniversary of the December 11, 1997 grant date and vest 6.25% at the end of each three-month period thereafter. Subject to the terms of the 1997 Stock Option Plan, these Options are exercisable to the extent vested beginning two years after the grant date. These Options may not be exercised following termination of the grantee's employment with the Company, except that in the event that a grantee's employment terminates due to death, disability or retirement, options held by such grantee or his estate shall be exercisable, to the extent vested at the time of termination of employment, for a period of three months after termination of employment or, if later, the end of the foregoing two-year period. These Options expire 10 years from the grant date.

SPECTRA-PHYSICS LASERS, INC. SAVINGS PLUS PLAN

     The Company's Savings Plus Plan (the "401(k) Plan"), as amended, is a savings and retirement plan intended to satisfy the tax qualification requirements of Sections 401(a), 401(k) and 401(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Subject to certain terms and conditions of the 401(k) Plan, substantially all of the Company's employees are eligible to participate in the 401(k) Plan on the first day of the month coinciding with or next following such employee's first day of employment. Eligible employees may contribute to the 401(k) Plan up to 15% of their compensation on a pre-tax basis and up to 5% of their compensation on an after-tax basis, subject to certain limitations in the Code.

     The Company, in its discretion, may (i) make contributions to the 401(k) Plan each year that match in whole or in part the pre-tax contributions that employees make to the 401(k) Plan, (ii) make profit sharing contributions each year and (iii) allocate those profit sharing contributions to employees in equal amounts to each employee or in a proportionate amount based on the employee's compensation for the year in relation to all of the employees' compensation for that year. All Company and employee contributions to the 401(k) Plan are fully vested and nonforfeitable at all times. Contributions to the 401(k) Plan are allocated to individual accounts for each employee, and employees may direct the investment of their accounts into various investment funds. The trustee of the 401(k) Plan is Fidelity Management Trust Company.

EXECUTIVE INCENTIVE PLAN

     The Company' Executive Incentive Plan provides certain officers of the Company with annual incentive cash bonus awards based on achievement of certain pre-established quantitative and qualitative goals. The goals of the Executive Incentive Plan are to reward executives for superior performance and for exceeding the Company's predetermined financial and business goals. To be eligible under the Executive Incentive Plan, a participant must be a full-time regular employee on the date of payment.

EMPLOYEE BONUS PLAN

     The Company's Employee Bonus Plan provides all employees of the Company, other than employees of Laser Data and employees entitled to participate in the Executive Incentive Plan, with annual incentive cash bonus awards based on overall Company profitability. The goal of the Employee Bonus Plan is to provide a financial incentive for employees to achieve the Company's financial goals.

RESTRICTED STOCK PLAN

     In 1994, Opto Power granted certain Opto Power employees options to purchase, in the aggregate, up to 20% of Opto Power common stock outstanding on a fully diluted basis. In October 1997, the option holders agreed to cancel their Opto Power options for initial cash payments in the aggregate amount of approximately $14.7 million, payable upon execution of the agreements, and the Company's future obligation to issue an aggregate of 408,043 shares of Common Stock upon completion of the Company's initial public offering ("Restricted Stock"). The foregoing cash payments were funded through a capital contribution to the Company by Holdings. The Restricted Stock may not be sold or otherwise transferred except as follows: 25% of the shares originally received became transferable beginning six months following consummation of the offering, and an additional 25% of the shares becomes transferable every six months thereafter.

CERTAIN OPTIONS TO PURCHASE LASER DATA COMMON STOCK

     Laser Data has granted certain of its employees options ("Laser Data Options") to purchase, in the aggregate, approximately 17% of Laser Data common stock then outstanding on a fully diluted basis, of which approximately two-thirds are currently vested. The unvested portion of the Options vest on December 31, 1999. The Options fully vest in the event of a change of control of Laser Data prior to December 31, 1999. Laser Data Options are exercisable, to the extent vested, at an exercise price of $.05 per share, from the effective date of an initial public offering of Laser Data common stock until the earlier of the first anniversary of such initial public offering and February 28, 2000, or during the period from February 28, 2000 through December 31, 2002, provided that the Laser Data Options shall not have otherwise become exercisable prior to February 28, 2000. The Laser Data Options terminate upon the termination of the employment of the Laser Data Option holder for cause and certain other willful acts.

                         STOCKHOLDER RETURN PERFORMANCE

     The following graph compares the percentage change in cumulative total stockholder return on the Company's Common Stock against the cumulative total return of the Nasdaq Composite Index and the Technology sub-component of the NationsBanc Montgomery Securities Growth Stock Index 500 (the "Montgomery Technology Index") from December 12, 1997, the first trading date on which the Company's Common Stock was registered under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Cumulative total return to stockholders is measured by dividing (x) the sum of (i) total dividends for the period (assuming dividend reinvestment) plus (ii) per-share price change for the period by (y) the share price at the beginning of the period. The graph is based on an investment of $100 at the market close on December 12, 1997 in the Common Stock and in each index.

                        COMPARISON OF TOTAL RETURN AMONG
               SPECTRA-PHYSICS LASERS, INC., THE NASDAQ COMPOSITE
                   INDEX AND THE MONTGOMERY TECHNOLOGY INDEX
                           Comparison of Total Return

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company and Mr. Karlson, a director of the Company, are parties to a consulting agreement dated June 4, 1993 whereby Mr. Karlson provides consulting and advisory services to the Company on a daily fixed fee basis. Pursuant to the agreement, Mr. Karlson is also entitled to reimbursement of out-of-pocket expenses incurred in connection with his provision of consulting services to the Company. In 1996, 1997 and 1998, the Company incurred fees payable to Mr. Karlson of $112,464, $116,033 and $131,939 respectively, for consulting services rendered to the Company.

                            INDEPENDENT ACCOUNTANTS

     Since 1990, the Company has retained Coopers & Lybrand L.L.P., predecessor of PricewaterhouseCoopers L.L.P., as its independent accountants and it intends to retain PricewaterhouseCoopers L.L.P. for the current year ending December 31, 1999. Representatives of PricewaterhouseCoopers L.L.P. are expected to be present at the Annual Meeting, and such representatives will have an opportunity at the Annual Meeting to make a statement if they desire to do so and will be available to respond to appropriate questions.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities (the "10% Stockholders") to file reports of ownership and changes in ownership of Common Stock and other equity securities of the Company with the Securities and Exchange Commission (the "SEC") and the Nasdaq National Market. Officers, directors and 10% Stockholders are required by SEC regulation to furnish the Company with copies of all forms they file under
Section 16(a). Based solely on its review of the copies of such forms received by it and written representations from certain reporting persons that no other reports were required from those persons, the Company believes that during the period December 11, 1997 through December 31, 1998, its officers, directors and 10% Stockholders complied with all applicable Section 16(a) filing requirements, except that Mr. Scannell failed to timely file a Statement of Changes in Beneficial Ownership on Form 4, reflecting an acquisition of shares of the Company's Common Stock.

                           2000 STOCKHOLDER PROPOSALS

     In the event that a stockholder desires to have a proposal included in the proxy statement and form of proxy for the Annual Meeting of Stockholders to be held in 2000, the proposal must be received by the Company in writing on or before November 25, 1999, by certified mail, return receipt requested, and must comply in all respects with applicable rules and regulations of the Securities and Exchange Commission, the laws of the State of Delaware, and the Bylaws of the Company relating to such inclusion. With respect to a stockholder proposal that is not included in the 2000 proxy statement and form of proxy but which properly comes before the 2000 meeting, if the Company does not receive notice of such proposal, by certified mail, return receipt requested, on or before February 7, 2000, then the proxy solicited by the Board of Directors of the Company for the 2000 meeting may confer discretionary authority with respect to such proposal. Stockholder proposals may be mailed to the Secretary, Spectra-Physics Lasers, Inc., 1335 Terra Bella Avenue, Building 7, Mountain View, California 94043.

                           ANNUAL REPORT ON FORM 10-K

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR ITS FISCAL YEAR ENDED DECEMBER 31, 1998 ACCOMPANIES THIS PROXY STATEMENT, BUT IS NOT INCORPORATED AS PART OF THE PROXY STATEMENT AS IT IS NOT TO BE REGARDED AS PART OF THE PROXY SOLICITATION MATERIAL.

                                 OTHER BUSINESS

     The Company is not aware of any other business to be presented at the 1999 Annual Meeting of Stockholders. If any other matter should properly come before the Annual Meeting, however, the enclosed proxy confers discretionary authority with respect thereto.

                                     LOGO By Order of the Board of Directors,
                                          THOMAS J. SCANNELL
                                          Secretary

Dated: March 24, 1999
Mountain View, California

                          SPECTRA-PHYSICS LASERS, INC.


                   PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                                   May 4, 1999

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

      KNOW ALL MEN BY THESE PRESENTS, that the undersigned stockholder of SPECTRA-PHYSICS LASERS, INC., a Delaware corporation, does hereby constitute and appoint Patrick L. Edsell and Thomas J. Scannell, or any one of them, with full power to act alone and to designate substitutes, the true and lawful attorneys and proxies of the undersigned for and in the name and stead of the undersigned, to vote all shares of Common Stock of SPECTRA-PHYSICS LASERS, INC., which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at the offices of Spectra-Physics Lasers, Inc., 1335 Terra Bella Avenue, Building 7, Mountain View, California 94043 on Tuesday, May 4, 1999, at 1:30 p.m., local time, and at any and all adjournments and postponements thereof, as follows:

      (CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)


                                        - FOLD AND DETACH HERE -

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 1.

                                                      Please mark your
                                                      vote as indicated in /X/
                                                      this example

                                            VOTE             WITHHELD
Item 1.     ELECTION OF DIRECTORS          FOR ALL*          FOR ALL
            Nominees:                       /   /             /   /

Patrick L. Edsell
Denis A. Helm
Lawrence C. Karlson
Earl R. Lewis
Polyvios C. Vintiadis

* To withhold authority to vote for one or more nominee(s), write the name(s) of the nominee(s) below:

---------------------------

Item 2. OTHER MATTERS

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or at any adjournments thereof.


THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ITEM 1 AND WILL GRANT DISCRETIONARY AUTHORITY PURSUANT TO ITEM 2.

NOTE: PLEASE DATE THIS PROXY, SIGN YOUR NAME EXACTLY AS IT APPEARS HEREON, AND RETURN PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.

Signature(s) __________________________________     Date:________________


                                  -  FOLD AND DETACH HERE  -